Execution version

Vendor loan agreement

between

Thelema
as Borrower

and

Azenta Germany GmbH
as Lender

1 July 2026

In accordance with Item 601(a)(6) of Regulation S-K, private information has been redacted as indicted in this exhibit.

Table of contents

1.	Definitions and interpretation....................................................................................................................	2
2.	Loan.................................................................................................................….....................................	6
3.	Conditions precedent.......................................................................................….....................................	6
4.	Interest.............................................................................................................….....................................	6
5.	Default Interest.................................................................................................….....................................	6
6.	Repayment, prepayment and settlement..................................................................................................	7
7.	Payments..................................................................................................................................................	7
8.	Representations, warranties and covenants of the Transaction Obligors................................................	7
9.	Undertaking of the Lender........................................................................................................................	9
10.	Events of default.......................................................................................................................................	10
11.	Currency conversion.................................................................................................................................	12
12.	Costs, expenses and indemnities.............................................................................................................	13
13.	Liability to perform....................................................................................................................................	14
14.	Waivers and remedies cumulative............................................................................................................	14
15.	Notices......................................................................................................................................................	14
16.	Changes to the Parties.............................................................................................................................	15
17.	Amendments and severability...................................................................................................................	16
18.	Governing law and jurisdiction..................................................................................................................	16
19.	Counterparts.............................................................................................................................................	16

This vendor loan agreement is made on 1 July 2026.
BETWEEN THE UNDERSIGNED
1.Thelema, a private limited liability company (société à responsabilité limitée), duly incorporated and validly existing under the laws of Grand Duchy of Luxembourg, with its registered office at 63 rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B299803 (the "Borrower"); and
2.Azenta Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of the Federal Republic of Germany, with its registered office at Im Leuschnerpark 1 B, 64347 Griesheim, Germany, registered with the commercial register of the Local Court of Darmstadt, under number HRB 85666 (the "Lender").
WHEREAS
(a)In accordance with the terms of the SPA, the Lender sold the 88,431 ordinary shares having a par value of EUR 25 each constituting the entire issued share capital of the Company to the Borrower in consideration for an amount of USD 63,000,000.
(b)In order to support and facilitate Completion, the Lender has agreed to grant a vendor loan in an amount of USD 35,000,000 to the Borrower, in accordance with the terms of this Agreement.
NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.Definitions and interpretation

1.1.Recitals
The recitals (a) through (b) are an integral part hereof.
1.2.Definitions
Terms not otherwise defined herein, including in the preamble and the recitals hereto shall have the meaning given to them in the SPA or in the Finance Documents and, in addition unless the contrary intention appears or the context otherwise requires:
“Agreement” means this vendor loan agreement.
“Applicable Rate” means 6.0 per cent. per annum.
“Authorisation” means any authorisation, consent, approval, resolution, permit, licence, exemption, filing, notarisation or registration.

“Bank Facility” means any credit facility, loan agreement or other financing arrangement entered into (or to be entered into) by the Borrower and/or the Company with one or more banks or financial institutions solely for the purposes of the financing or refinancing by the Borrower’s and/or the Company’s of the acquisition costs of the Company, including any related hedging, ancillary or guarantee facility, and any amendment, restatement, supplement, extension, refinancing or replacement thereof.

“Bank Security” means any Security Interest granted (or to be granted) by any Transaction Obligor in favor of or for the benefit of any lender, agent or security agent under any Bank Facility.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Grand Duchy of Luxembourg and in the Federal Republic of Germany.
“Company” means B Medical Systems S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 17 Op der Héi, L-9809 Hosingen, Grand Duchy of Luxembourg, and registered with the RCS under number B91535.

“Default” means an Event of Default, or an event or circumstance specified in Clause 10 (Events of default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of them) be an Event of Default.
“Default Interest” means the default interest payable on any overdue amount under this Agreement and calculated in accordance with Clause 5.
“Effective Date” has the meaning ascribed to this term in Clause 3.
“Finance Documents” means this Agreement, the Security Agreement and any other document designated as such by the Parties.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)moneys borrowed;
(b)any acceptance under any acceptance credit facility (including any dematerialised equivalent);
(c)any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)any lease, hire purchase contract or other agreement which would, in accordance with generally accepted accounting principles in Luxembourg, be treated as a finance or capital lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value will be taken into account);
(g)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where (i) the advance or deferred payment is arranged primarily as a method of raising finance or of financing the acquisition or the construction of that asset or service or (ii) is due to be made more than six (6) months before or after the date of acquisition or supply;

(i)any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or
(j)any guarantee, indemnity or similar assurance against financial loss of any person.
“Financial Statements” means:
(a)in respect of the Borrower, the most recent draft management accounts for the financial year ended 31 December 2025 available as of the Effective Date, certified as true and complete by any two (2) managers of the Borrower, including at least one (1) class B manager; and
(b)in respect of the Company, the audited financial statements for the financial year ended 30 September 2025.
“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended.
“Interest” means the interest payable on the Loan Amount and calculated in accordance with Clause 4.
“Loan” means the loan in an amount equal to the Loan Amount granted by the Lender to the Borrower under this Agreement.
“Loan Amount” means the aggregate principal amount of the Loan being USD 35,000,000.
“Maturity Date” means the date falling three (3) months after the Effective Date, or any other prior date as may be agreed between the Lender and the Borrower.
“Material Adverse Effect” means a material adverse effect on:
(a)the business, assets, prospects or financial condition of the Borrower;
(b)the ability of any Transaction Obligor to perform its obligations under any Finance Document;
(c)the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, any Finance Document; or
(d)any right or remedy of the Lender in respect of a Finance Document.
“Party” means a party to this Agreement.
“Security Agreement” means the Luxembourg law governed share pledge agreement dated on or about the date hereof between the Borrower as pledgor, the Lender as pledgee and the Company as such.
“Security Interest” means a mortgage (hypothèque), pledge (nantissement), privilege (privilège), reservation of title arrangement (droit de rétention), real security (sûreté réelle), promissory mortgage, pledge or real security (promesse) and any transfer by way of security (transfert à titre de garantie), as well as any agreement or arrangement having a similar effect.
“SPA” means the Luxembourg law governed sale and purchase agreement dated 23 December 2025 entered into between Azenta Germany GmbH as seller and Thelema as buyer.
“RCS” means the Trade and Companies Register (Registre de Commerce et des Sociétés) of Luxembourg.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.
“Transaction Obligor” means any of the Borrower or the Company.
1.3.Construction
(a)Clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement. “Clauses”, “Paragraphs” and “Schedules” shall be construed as references to clauses and paragraphs of, and schedules to, this Agreement (as applicable).
(b)Words importing the singular shall include the plural and vice-versa; any gender shall include the other genders.
(c)"Including" and "in particular" shall not be construed restrictively but shall mean respectively "including, without prejudice to the generality of the foregoing" and "in particular, but without prejudice to the generality of the foregoing".
(d)A "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing.
(e)"Variation" includes any variation, amendment, accession, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and "vary" and "varied" shall be construed accordingly.
(f)"Writing" includes facsimile transmission legibly received except in relation to any certificate, notice or other document which is expressly required by this Agreement to be signed and "written" has a corresponding meaning.
(g)References to a document in this Agreement are references to such document as varied. References to this Agreement or to any other document (including the SPA and the other Finance Documents) include references to this Agreement or such other document as varied in any manner from time to time, even if changes are made to the composition of the Parties or such other document or to the nature or amount of any loans made available under such other document.
(h)A provision of law is a reference to that provision as amended and/or restated and includes any subordinate legislation.
(i)The "Borrower" or the "Lender" or any references to a Party, shall be construed so as to include its successors in title, permitted assigns and permitted transferees.
(j)A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

2.Loan

2.1.The Lender shall make the Loan available to the Borrower on the Effective Date.
2.2.Unless the Loan has been terminated earlier in accordance with this Agreement, the Loan shall have a fixed term and shall terminate on the Maturity Date.

3.Conditions precedent

This Agreement will be effective on the date on which the Lender notifies the Borrower that he has received (or waived receipt of) all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender (the “Effective Date”).

4.Interest

4.1.The Loan shall bear Interest at the Applicable Rate.
4.2.Interest shall accrue on the basis of the actual number of days elapsed and a year of 360 days.
4.3.The accrued Interest shall be paid in full by the Borrower to the Lender on the Maturity Date.

5.Default interest

5.1.If the Borrower fails to pay any amount payable by it under this Agreement on the Maturity Date, Default Interest will accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Applicable Rate plus a penalty of 2 per cent per annum.
5.2.Default Interest shall accrue on the basis of the actual number of days elapsed and a year of 360 days.
5.3.The accrued Default Interest will be immediately payable by the Borrower on demand by the Lender.
5.4.Without prejudice to Clause 5.3 and in accordance with Article 1154 of the Luxembourg Civil Code, unpaid Default Interest which has accrued for at least one (1) full year may be compounded with the overdue amount on which it has accrued and shall itself bear interest. Such compounding shall occur on each annual anniversary of the date on which Default Interest first became due, without the need for any further demand or request. Any such capitalised amount shall be immediately due and payable on demand by the Lender.

6.Repayment, prepayment and settlement

6.1.The Borrower shall repay the Loan Amount in full on the Maturity Date.
6.2.The Borrower may voluntarily prepay in full or in part the Loan Amount at any time subject to a notice period of five (5) Business Days (or such shorter period as the Parties may agree) without premium or penalty.
6.3.The Borrower shall repay / prepay the Loan either in cash or by any other means that might be agreed in writing between the Parties hereto.
6.4.Any amounts repaid or prepaid may not be re-borrowed.

7.Payments

7.1.All payments by the Borrower to the Lender under this Agreement shall be made in United States Dollar (USD), and in immediately available funds into the Lender's bank account as indicated by the Lender to the Borrower.
7.2.If the due date for any payment under this Agreement would otherwise fall on a day which is not a Business Day, such due date shall be extended to the next succeeding Business Day.
7.3.All payments to be made by the Borrower to the Lender under this Agreement will be calculated and be made without (and free and clear of any deduction for) set-off (including, for the avoidance of doubt, legal set-off) or counterclaim.
7.4.All payments to be made by the Borrower to the Lender under this Agreement shall be paid without any Tax Deduction unless such Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the Borrower shall pay to the Lender (in addition to the payment to which the Tax Deduction relates) such additional amount as will ensure that, after the making of such Tax Deduction, the Lender receives and retains (free from any liability in respect of such Tax Deduction) a net amount equal to the sum which it would have received and so retained if no Tax Deduction had been made or required to be made.

8.Representations,    warranties    and    covenants    of    the    Transaction Obligors
8.1.Representations and Warranties
The Borrower hereby represents and warrants to the Lender as at the date of this Agreement and on the Effective Date, in respect of each Transaction Obligor (unless a representation or warranty is expressed to apply only to a specific Transaction Obligor), that:
(a)it is a private limited liability company (société à responsabilité limitée), duly incorporated and validly existing under the law of its jurisdiction of the Grand Duchy of Luxembourg;
(b)the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid, binding and enforceable obligations;
(c)the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:
(i)any law or regulation applicable to it;
(ii)its articles of association; or
(iii)any agreement or instrument binding upon it or any of its assets;
(d)it has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents;
(e)no limits on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party;
(f)all Authorisations required or desirable:
(i)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(ii)to make the Finance Documents to which it is a party admissible in evidence in the Grand Duchy of Luxembourg, have been obtained or effected and are in full force and effect;
(g)no Event of Default and no Default is continuing or might reasonably be expected to result from its entry into of, or the performance of any transaction contemplated by, any Finance Document to which it is a party;
(h)no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency has been started or threatened against the Borrower;
(i)for the purposes of Insolvency Regulation, its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) coincides with the place of its registered office (siège statutaire) and it has no "establishment" (as that term is used in Article 2(10) of the Insolvency Regulation) outside the Grand Duchy of Luxembourg;
(j)the Borrower complies with all the provisions of the Luxembourg law of 31 May 1999 governing the domiciliation of companies, as amended, and all related regulations;
(k)the Security Agreement:
(i)has or will have first ranking priority and the assets subject to the Security Agreement are not subject to any prior ranking or pari passu ranking Security Interest; and
(ii)validly creates the Security Interest which is expressed to be created by the Security Agreement;
(l)its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(m)there has been no material adverse change in the Borrower’s financial condition since the date to which the Financial Statements were drawn up; and
(n)all information supplied by the Borrower (or on its behalf) to the Lender in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date at which it is stated to be given.
8.2.Covenants
The Borrower hereby undertakes that during the subsistence of this Agreement, each Transaction Obligor will:
(a)comply in all respects with all laws to which it may be subject insofar as the Finance Documents are concerned;
(b)not deliberately cause or permit its centre of main interests to be outside the Grand Duchy of Luxembourg, nor cause or permit to exist an “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any jurisdiction other than in the Grand Duchy of Luxembourg.
(c)not sell, assign, transfer, dispose of, create or allow to exist any Security Interest over the whole or any part of its assets, other than (i) those created under the Security Agreement,
(ii) any Bank Security and (iii) in respect of the Company only, any lien arising by operation of law in the ordinary course of business and not as a result of any default or omission by the Company;
(d)ensure that (i) no amendment and/or restatement is made to the articles of association of any Transaction Obligor in any way that would affect the Lender’s rights under the Finance Documents, and (ii) no amalgamation, demerger, merger or corporate reconstruction is entered into in respect of any Transaction Obligor, in each case except to the extent required by any Bank Facility;
(e)not declare, make or pay any dividend, premium, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or redeem, repurchase or repay any of its share capital or resolve to do so;
(f)not incur or allow to remain outstanding any Financial Indebtedness, other than Financial Indebtedness arising under any Bank Facility;
(g)promptly upon becoming aware of its occurrence, notify the Lender of any Default (and the steps, if any, being taken to remedy it); and
(h)promptly upon becoming aware of its occurrence, notify the Lender if any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect, such notification to include reasonable details of the relevant event or circumstance and the steps, if any, being taken or proposed to be taken to address or mitigate it.

9.Undertaking of the Lender

The Lender undertakes, at the Borrower's costs and expenses in accordance with Clause 12, to cooperate with the Borrower and the lender(s) under any Bank Facility in connection with the entry into of such Bank Facility, including by (a) executing any intercreditor, subordination, priorities or release documentation reasonably required by such lender(s), (b) confirming in writing to such lender(s) that the Security Agreement and this Agreement will be released upon repayment in full of the Loan Amount and all accrued Interest, and (c) providing such other confirmations or certificates as such lenders may reasonably request for the purposes of such lender(s)’ credit approval process.

10.Events of default

Each of the events or circumstances set out in Clauses 10.1 to and including 10.8 is an Event of Default.
10.1.Non-payment
A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party in the manner and at the place and in the currency in which it is expressed to be payable, unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a disruption to the payment or communications systems which are required to operate in order for payments to be made under such Finance Document (or otherwise in order for the transactions contemplated by such Finance Document to be carried out), provided that the disruption is not caused by, and is beyond the control of, such Transaction Obligor; and
(b)payment is made within seven (7) Business Days of the earlier of (i) the Lender giving notice to the Borrower of the failure to pay and (ii) such Transaction Obligor becoming aware of the failure to pay.
10.2.Breach of obligations
(a)A Transaction Obligor does not comply with any provision of the Finance Documents to which it is a party.
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within seven (7) Business Days of the earlier of
(i) the Lender giving notice to the Borrower of the failure to comply and (ii) such Transaction Obligor becoming aware of the failure to comply.
10.3.Misrepresentation
Any representation, warranty or statement made or deemed to be made by a Transaction Obligor in the Finance Documents to which it is a party or in any other document delivered by or on behalf of any Transaction Obligor under or in connection with such Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation, breach of warranty or misstatement:
(a)are capable of remedy; and

(b)are remedied within seven (7) Business Days of the earlier of (i) the Lender giving notice of the misrepresentation, breach of warranty or misstatement to the Borrower and (ii) such Transaction Obligor becoming aware of the misrepresentation, breach of warranty or misstatement.
10.4.Cross-default
(a)Any Financial Indebtedness of the Borrower is not paid when due.
(b)Any Financial Indebtedness of any Transaction Obligor is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of such Transaction Obligor as a result of an event of default (however described).
(d)Any creditor of any Transaction Obligor becomes entitled to declare any Financial Indebtedness of such Transaction Obligor due and payable before its specified maturity as a result of any event of default (however described).
10.5.Insolvency
(a)A Transaction Obligor is in state of cessation of payment (cessation de paiements) or has lost its creditworthiness (ébranlement de crédit).
(b)A Transaction Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(c)A moratorium is declared in respect of any indebtedness of any Transaction Obligor.
10.6.Insolvency proceedings
Except as provided below, any corporate action, legal proceedings or other procedure or step is taken in respect of any Transaction Obligor in relation to:
(a)a bankruptcy (faillite) pursuant to Articles 437 ff. of the Luxembourg Commercial Code;
(b)a suspension of payments (sursis de paiement) pursuant to Article 593 of the Luxembourg Commercial Code;
(c)a court-ordered liquidation (liquidation judiciaire) pursuant to Article 1200-1 of the Luxembourg law of 10 August 1915 on commercial companies, as amended;
(d)an administrative dissolution without liquidation (dissolution administrative sans liquidation) under Luxembourg law of 28 October 2022 on administrative dissolution without liquidation;
(e)a discussion with the Ministre ayant l’Économie dans ses attributions and the Ministre ayant les Classes Moyennes dans ses attributions, conciliation, conservatory measures (mesures conservatoires), a reorganisation by mutual agreement (réorganisation par accord amiable) or a judicial reorganisation (réorganisation judiciaire) under Luxembourg law of 7 August 2023 on business preservation and modernisation of bankruptcy law;

(f)the appointment of any commissaire, juge-commissaire, curateur, liquidateur, conciliateur d’entreprise, juge délégué, administrateur provisoire, receiver, administrator, administrative receiver, interim administrator, conservator, custodian, trustee in bankruptcy, court-appointed liquidator or similar officeholder in respect of such Transaction Obligor or any of its assets;
(g)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor other than a solvent liquidation or reorganisation of any Transaction Obligor;
(h)a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;
(i)enforcement of any Security Interest over any assets of the Company or the shares held by the Borrower in the Company; or
(j)any other analogous process, procedure or step in respect of any Transaction Obligor under any applicable law.
10.7.Creditors' process
(a)Any expropriation, attachment, sequestration, distress, execution or analogous event (including saisie conservatoire) affects any assets of any Transaction Obligor, having an aggregate value of at least USD 500,000 (or its equivalent in other currencies) and is not discharged within thirty (30) calendar days.
(b)For the avoidance of doubt, the occurrence of a saisie exécutoire is not capable of remedy.
10.8.Material adverse change
Any event or series of events occurs which has or is reasonably likely to have a Material Adverse Effect.
10.9.Acceleration
If an Event of Default is continuing, the Lender may:
(a)upon five (5) Business Days’ notice to the Borrower:
(i)declare that all or part of the Loan, together with accrued Interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable; and/or
(ii)declare that all or part of the Loan, together with accrued Interest, and all other amounts accrued or outstanding under the Finance Documents be payable on demand by the Lender; and/or
(b)without formal notice (mise en demeure) and any judicial or extra judicial step, exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

11.Currency conversion
11.1.Any payment to be made by the Borrower under the Agreement shall be made in United States Dollars (USD).

11.2.The Lender shall apply a market rate of exchange for the purpose of any currency conversion.
11.3.If the Lender has received a payment under this Agreement in a currency other than United States Dollars (USD) and must convert this payment, the Borrower shall indemnify the Lender, on demand, for any loss resulting from the difference in exchange rates between the date of conversion and the date on which the payment is received in the other currency, as well as for any fees (including legal fees, Taxes and any other charges) connected with this conversion.

12.Costs, expenses and indemnities

12.1.Transaction expenses
The Borrower must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement, any other Finance Documents and any other documents referred to in this Agreement, up to a maximum “all in” amount of EUR 30,000 (excluding VAT).
12.2.Amendment costs
If an amendment is required or expressly contemplated under a Finance Document, the Borrower must reimburse the Lender for the amount of all costs and expenses (including legal fees) incurred by the Lender in responding to, evaluating, negotiating or complying with that request or amendment.
12.3.Enforcement costs
The Borrower must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with (a) the enforcement of, or the preservation of any rights under, any Finance Document and (b) any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document.
12.4.Indemnities
(a)The Borrower must indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(i)the occurrence of any Event of Default;
(ii)the Loan (or part of the Loan) not being repaid in accordance with this Agreement;
(iii)investigating any event which the Lender reasonably believes to be a Default; or
(iv)acting or relying on any notice, request or instruction which the Lender reasonably believes to be genuine, correct and appropriately authorised.
(b)The Borrower's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any Loan or any other amount payable under this Agreement, provided that this Clause 12.4(b) shall not apply to any voluntary prepayment made by the Borrower in accordance with Clause 6.2.

13.Liability to perform

13.1.The Lender shall not be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the rights under this Agreement, except in the case of gross negligence (faute lourde) or wilful misconduct (faute dolosive).
13.2.For the avoidance of doubt, the Lender shall not be liable for any loss or damage suffered by the Borrower in connection with this Agreement, save in respect of such loss or damage which is suffered as a result of gross negligence (faute lourde) or wilful misconduct (faute dolosive).

14.Waivers and remedies cumulative

14.1.Waivers
No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof or prejudice any other or further exercise by the Lender of any of its rights or remedies under this Agreement. No waiver of any of the terms hereof shall be effective unless in writing signed by the Lender. Any waiver may be on such terms as the Parties reasonably see fit.
14.2.Remedies cumulative
The rights, powers and discretions of the Lender under this Agreement are additional to and not exclusive of those provided by law or by any other agreement with the Lender.

15.Notices

15.1.Communications in writing
Any communication to be made under this Agreement must be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.
15.2.Notice details
(a)The address, fax number and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement are as follows:
(i)The contact details of the Borrower for this purpose are:
Address: 63 rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg Attention:    Luc Provost
Email:
(ii)The contact details of the Lender for this purpose are:
Address: Im Leuschnerpark 1 B, 64347 Griesheim, Federal Republic of
Germany

Attention:    Andrew Mulkerin; Ephraim Starr
Email:

(b)Any Party may change its contact details by giving three (3) Business Days' notice to the other Party.
15.3.Delivery
(a)Except as provided below, any communication made or delivered by one Party to another under or in connection with this Agreement will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or three (3) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, or
(iii)if by way of e-mail, only when actually received in readable form and in the case of any electronic communication made by the Borrower to the Lender only if it is addressed in such a manner as the Lender may specify for this purpose;
and, if a particular department or officer is specified as part of its address details provided under Clause 15.2 (Notice details), if addressed to that department or officer.
(b)Any communication or document which would become effective, in accordance with Clause 15.3(a), after 5:00 p.m. in the place of receipt or in the place in which the Party to whom the email is sent or made available has its postal address, shall be deemed only to become effective on the following day.
(c)Any communication or document which would become effective, in accordance with Clause 15.3(a), on a day which is not a Business Day in the place of receipt or in the place in which the Party to whom the email is sent or made available has its postal address, shall be deemed only to become effective on the next Business Day.

16.Changes to the Parties

16.1.None of the Parties may assign, transfer or novate any of its rights or obligations under this Agreement, other than with the prior written consent of the other Party.
16.2.Any assignment, transfer or novation of all or any part of its rights or obligations under this Agreement by the Lender to any person shall be enforceable against the Borrower pursuant to the provisions of article 1690 of the Luxembourg Civil Code. References to the Lender shall be deemed to include any assignee or transferee or successor thereof.
16.3.This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Lender. References to the Lender shall be deemed to include any assignee or successor in title of the Lender and any person who has assumed the rights and obligations of the Lender under this Agreement or to which under such laws the same have been transferred or novated or assigned in any manner.
16.4.The Borrower hereby expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement or any other Finance Document, any Security Interest or guarantee created under any Finance Document shall be preserved for the benefit of any assignee or transferee or successor of the Lender.

17.Amendments and severability

17.1.Amendments
This Agreement may be amended or waived only with the prior consent in writing of the Parties and any such amendment or waiver will be binding on all Parties.
17.2.Severability
If any provision of this Agreement is or becomes prohibited, unenforceable or void in any jurisdiction, this shall not affect the validity or enforceability of any other provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction, but to the extent only as permitted by applicable law. The Parties shall in such case negotiate in good faith to replace the prohibited or unenforceable provision with a provision ensuring the same effect.

18.Governing law and jurisdiction

18.1.Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law.
18.2.Jurisdiction
Any dispute arising in connection with the Agreement shall be submitted to the non-exclusive jurisdiction of the "Tribunal d’Arrondissement de et à Luxembourg" and, generally, of the courts of Luxembourg.

19.Counterparts

This Agreement may be executed in any number of counterparts all of which together shall constitute one and the same agreement.

[Signature pages follow]

Signature page Vendor loan agreement

BORROWER
Thelema

Name: Luc Provost
Title: Authorised signatory

Signature page Vendor loan agreement

LENDER
Azenta Germany GmbH

Name: Andrew Mulkerin Title: Director

SCHEDULE 1 CONDITIONS PRECEDENT

1.CORPORATE DOCUMENTATION
(a)A copy of the up-to-date articles of association of each Transaction Obligor.
(b)A copy of a resolution of the board of managers of each Transaction Obligor:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)A copy of an excerpt and of a negative certificate (certificat de non inscription d'une décision judiciaire ou de dissolution administrative) pertaining to each Transaction Obligor, each issued by the RCS as at a date no earlier than the Effective Date.
(d)A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.
(e)A certificate of an authorised signatory of each Transaction Obligor certifying that each copy document specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the Effective Date.
2.FINANCE DOCUMENTS
(a)The Security Agreement duly entered into by each party thereto.
(b)A copy of the register of shareholders of the Borrower reflecting the registration of the Security Agreement.
3.LEGAL OPINIONS
A legal opinion of AOS, legal advisers to each Transaction Obligor in Luxembourg, substantially in the form distributed to the Lender before signing this Agreement and addressed to the Lender.
4.OTHER DOCUMENTS AND EVIDENCE
(a)A copy of the support letter confirming that the Bank Facility has been approved by the credit committees of the lender(s) under such Bank Facility.
(b)A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(c)A copy of the Financial Statements of each Transaction Obligor.

(d)Evidence that all costs and expenses then due and payable from the Borrower under this Agreement have been or will be paid by the Effective Date.